POWER INTEGRATION AGREEMENT

     This Power Integration Agreement, dated as of September 9, 1994, is entered into by and between BLACK HILLS CORPORATION, a South Dakota corporation, doing business as Black Hills Power and Light Company, and Montana-Dakota Utilities Co., a Division of MDU RESOURCES GROUP, INC., a Delaware corporation.

     1.   RECITALS AND DEFINITIONS.

          1.1 Definitions. The following capitalized words and phrases when used in this Agreement shall have the respective meanings as follows:

          "Agreement" is this Power Integration Agreement including all exhibits attached hereto.

          "Annual Fixed Costs" of either party are the levelized fixed costs as determined under Exhibit A.

          "BHC" is Black Hills Corporation, a South Dakota corporation, doing business as Black Hills Power and Light
     Company.

          "BHC Furnished Capacity" is 60 percent of the peak load of the MDU Sheridan Service Territory during each calendar month of the Service Term.

          "Black Hills' System" has the same meaning as set forth in the Pacific Contract and, pursuant to this Agreement, also includes a Black Hills contracted transmission path from Pacific's System to the Pacific/MDU Interconnection.

          "Combustion Turbine" is a combustion turbine to be fired either with fuel oil and/or natural gas of an approximate name plate size of 70 MW to be constructed at a time and place as provided at Section 3.1 and the CT Agreement.

          "Commercial Date" is the date the Combustion Turbine is in commercial operation under Prudent Utility Practice. The
     Commercial Date shall be the first day of a calendar month.

          "CT Agreement" is the Construction, Ownership and
     Operating Agreement between BHC and MDU, a copy of which is attached as Exhibit B.

          "CT Term" is a period of time commencing with the Commercial Date and terminating ten years thereafter.

          "FERC" is the Federal Energy Regulatory Commission of the United States.

          "MDU" is Montana-Dakota Utilities Co., a Division of
     MDU Resources Group, Inc., a Delaware corporation.

          "MDU Furnished Capacity" is 40 percent of the peak load of the MDU Sheridan Service Territory during each calendar month of the Service Term.

          "MDU Sheridan Service Territory" is MDU's existing service territory in the City of Sheridan and Sheridan County, Wyoming as it exists at this time and includes any modifications thereof during the Service Term.

          "Notice of Intent to Construct" is the notice to be given under Section 3.1 of this Agreement.

          "Pacific" is PacifiCorp, an Oregon corporation.

          "Pacific Contract" is the Power Sales Agreement, dated as of the 31st day of December, 1983, entered into by and between Pacific and BHC as may be amended from time to time. The Pacific Contract expires December 31, 2023.

          "Pacific/MDU Interconnection" is the interconnection where Pacific delivers electric energy from Pacific's System at 230 kV to MDU's 230/46 kV substation situated in Sheridan County, Wyoming.

          "Prudent Utility Practice" at any particular time means either (a) any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry prior thereto or (b) any of the practices, methods or acts, which, in the exercise of reasonable judgment in the light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at the lowest reasonable cost consistent with reliability, safety and expedition. Prudent Utility Practice is not intended to be limited to the optimum practice, method or act, to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts. Prudent Utility Practice shall also include those practices, methods and acts that are required by applicable laws and final orders or regulations of regulatory agencies having jurisdiction.

          "Remaining CT Term" is that period of time commencing at the end of the Service Term and ending on the last day of the CT Term.

          "Service Term" shall commence at 12:00 a.m. on January
     1, 1997 and shall terminate at 12:00 midnight on December 31, 2006.

          "Term" means the same as defined in the CT Agreement.

     Other capitalized terms and phrases used in this Agreement that are not otherwise defined herein but are defined in the CT
     Agreement shall have the meaning as set forth in the CT
     Agreement.

          1.2 Recitals. During the Service Term, MDU requires a supply of electric capacity and energy to serve the needs of its electric retail customers in its MDU Sheridan Service Territory. BHC will have system energy and capacity available to meet MDU's requirements, but BHC anticipates that Black Hills' System will at some future time require a combustion turbine as an additional peaking resource. MDU desires to participate in the construction of the Combustion Turbine to meet the capacity requirements of its MDU Sheridan Service Territory at such time BHC's integrated resource planning requires the Combustion Turbine in its resources. The parties enter into this Agreement to integrate resources of Black Hills' System and the MDU Sheridan Service Territory by providing from Black Hills' System the capacity and energy requirements of MDU and, at such time the Combustion Turbine is constructed, by providing capacity for MDU from MDU's interest in the Combustion Turbine.

     2.   DELIVERY OF CAPACITY AND ENERGY.

          2.1  System Capacity and Energy.  During the Service
     Term, BHC shall provide and MDU shall acquire at 230 kV all of the electric capacity and energy requirements to serve MDU's retail customers in the MDU Sheridan Service Territory except where MDU purchases capacity and associated energy in excess of 55 megawatts as provided at Section 4.6.

          2.2 Points of Delivery. By scheduling capacity and energy under the Pacific Contract, BHC shall cause Pacific to deliver at no wheeling charge to MDU all of the MDU capacity and energy requirements as set forth in Section 2.1 over Pacific's System to the Black Hills' System at the Pacific/MDU
     Interconnection.

          2.3 Control Area Services. BHC shall be responsible for area control service to the MDU Sheridan Service Territory at no cost to MDU. BHC will provide, at no cost to MDU, telemetry equipment and a communication channel from the Pacific/MDU Interconnection to BHC's system control. All costs incurred by BHC to provide control area services, including, but not limited to, load following, telemetry, regulation, reserves, and control area accounting, shall be paid by BHC.

          2.4 Sheridan-Johnson REA. Deliveries of electric power and energy for Sheridan-Johnson Rural Electrification Association ("Sheridan-Johnson") at the Pacific/MDU Interconnection shall not be included in determining deliveries to MDU under Section 4.0, nor shall transformer and distribution line losses incurred between the Sheridan-Johnson meters on MDU's system and the Pacific/MDU Interconnection be included in determining deliveries to MDU.

          2.5 Monthly Accounting. MDU shall read meters at the Pacific/MDU Interconnection and provide a printout of all data required by BHC. Meters shall be read and such data shall be supplied to BHC on a timely basis in coordination with the Western Area Power Administration schedule in Wyoming.

     3.   COMBUSTION TURBINE.

          3.1  Time and Place of Construction of Combustion
     Turbine. At its sole discretion, BHC shall determine the time and the place of the construction of the Combustion Turbine as provided in the CT Agreement; provided, the place of construction shall be within BHC's service territory as it exists on the date of this Agreement, or within a 20-mile radius thereof, or MDU Sheridan Service Territory. At such time BHC has made the decision to accept proposals for the construction of the Combustion Turbine, BHC shall give MDU a written Notice of Intent to Construct disclosing the place of the construction of the Combustion Turbine and the estimated Commercial Date of the Combustion Turbine. The period of time between the Notice to Construct and the estimated Commercial Date shall be at least 24 months. While BHC anticipates the need for the Combustion Turbine before the end of the Service Term, BHC reserves the right in its sole discretion to determine that the Combustion Turbine is not needed and will not be constructed during the Service Term. BHC further reserves the right to construct combustion turbines at any time at locations other than those locations specified in the first sentence of this Section 3.1; and in that event, none of such turbines shall constitute the Combustion Turbine described in this Agreement.

          3.2  Ownership Interest in Combustion Turbine.  If the
     Commercial Date is scheduled during the Service Term, MDU and BHC shall each acquire and own an undivided 50 percent interest in the Combustion Turbine.

          3.3 Use of Turbine Output. Operation, control and use of the output of the Combustion Turbine is set forth in the CT Agreement.

     4.   PRICES AND PAYMENTS.

          4.1  Payments for BHC Furnished Capacity.  For the BHC
     Furnished Capacity MDU shall pay BHC monthly the following rates:

                           Capacity Charge
          Calendar Year         ($KW/Mo)

          1997                  13.60
          1998                  13.70
          1999                  13.80
          2000                  13.90
          2001                  14.00
          2002                  14.10
          2003                  14.20
          2004                  14.30
          2005                  14.40
          2006                  14.50

          4.2  Payments for MDU Furnished Capacity.  Prior to the
     Commercial Date, MDU shall pay BHC monthly the following rates for the MDU Furnished Capacity:

                             Capacity Charge
          Calendar Year         ($KW/Mo)

          1997                  5.461
          1998                  5.468
          1999                  5.477
          2000                  5.485
          2001                  5.493
          2002                  5.502
          2003                  5.511
          2004                  5.520
          2005                  5.529
          2006                  5.539

     After the Commercial Date, MDU Furnished Capacity shall be deemed furnished from MDU's ownership interest in the Combustion
     Turbine.

          4.3  Fixed Cost Payments and Operating Expenses for
     Combustion Turbine During Service Term.  Commencing on the
     Commercial Date and continuing for the balance of the Service Term, the following payments shall be made each month:

               (a)  If the name plate megawatts in the Combustion
     Turbine owned by MDU are in excess of MDU Furnished Capacity for that month, BHC shall pay MDU one-twelfth of MDU's Annual Fixed Costs per megawatt for such excess megawatts.

               (b)  If the name plate megawatts in the Combustion
     Turbine owned by MDU are less than MDU Furnished Capacity for that month, MDU shall pay to BHC one-twelfth of BHC's Annual
     Fixed Costs per megawatt for such deficiency.

               (c)  BHC shall pay all Operating Expenses and Fuel
     Costs of the Combustion Turbine during the Service Term.

               (d) The CT Agreement in Section 5 thereof sets forth the responsibility for the Operating Expenses and Fuel
     Costs following the Service Term.

          4.4 Payments for Energy. For all energy delivered to serve the MDU Sheridan Service Territory during the Service Term, MDU shall pay BHC monthly the following megawatthour rates:

                             Energy Charge
          Calendar Year         ($/MWh)

          1997                  15.66
          1998                  16.28
          1999                  16.94
          2000                  17.61
          2001                  18.32
          2002                  19.05
          2003                  19.81
          2004                  20.61
          2005                  21.43
          2006                  22.29

          4.5 New Direct Taxes Adjustment. If BHC experiences increased costs during the Service Term from its generating facilities and power and energy purchase contracts, as such facilities and contracts exist from time to time, due to new legislation adopted after the date of this Agreement authorizing a governmental authority or authorities to impose a direct tax or taxes (whether a transaction tax, CO2 or other emissions tax or energy tax) on electric generation fueled by coal, natural gas or other hydrocarbons, the rates under Section 4.4 shall be increased to reflect MDU's pro rata share of those costs. MDU's share of these costs for each billing month shall be the product of (i) BHC's actual costs per megawatthour incurred by BHC as a result of such new taxes from all generated energy from BHC's electric generating plants (including BHC's interest in jointly owned plants) and energy purchased during that billing month, times (ii) the megawatthours of energy delivered by BHC to MDU during that month.

          4.6 Adjustment for Additional Capacity. If the MDU Sheridan Service Territory requires capacity in excess of 55 megawatts during the Service Term, the rates in Section 4.1, 4.2 and 4.4 shall be increased to just and reasonable rates for that capacity and associated energy delivered by BHC in excess of 55 megawatts to reflect BHC's costs to serve that additional capacity; provided, MDU at its option may purchase any capacity in excess of the 55 megawatts and associated energy and transmission service from others. If BHC and MDU are unable to agree on the amount of BHC's costs in delivering capacity in excess of 55 megawatts and associated energy, the dispute shall be settled by arbitration under Section 6.

          4.7 Payment Schedule During Service Term. Commencing on the fifth working day of February 1997 and continuing on the fifth working day of each month thereafter until and including the fifth working day of January, 2007, BHC shall send to MDU by telephone facsimile and by mailing, first class postage prepaid, an invoice for the capacity and energy delivered to MDU under this Agreement for the previous month. Each invoice shall also set forth any payments due from BHC to MDU pursuant to Section
     4.3 as credits to the amount owed by MDU. MDU shall pay each invoice by the 10th working day of the month by wire transfer. Simple interest shall accrue on any amount not paid when due at a rate of 125 percent of Chemical Bank's prime rate in effect during the period of delinquency.

     5.   GOVERNMENTAL REGULATION.

          5.1 Filing. The parties shall submit this Agreement for filing to the FERC. If the FERC issues an order not accepting this Agreement, including the CT Agreement, for filing in its entirety and without change, the parties shall: (i) exercise best efforts to amend this Agreement to comply with such FERC order, or (ii) terminate this Agreement.

          5.2 Fixed Contract. The terms, conditions, and formulae for prices for service specified in this Agreement and the CT Agreement shall remain in effect for the terms therein and shall not be subject to change through application to the FERC pursuant to the provisions of Section 205 of the Federal Power Act absent the agreement of the parties. The parties covenant that neither shall request relief from any of the provisions of this Agreement pursuant to the provisions of Section 206 of the Federal Power Act absent the agreement of the parties. The foregoing statutory references are intended to include any subsequent similar enactments.

     6.   ARBITRATION.

          If any dispute arises under this Agreement as to any factual matter, the parties shall submit the factual dispute to a board of three arbiters, one to be selected by each party and the parties to agree on the selection of a third arbiter. If the parties are unable to agree on the third arbiter, the parties shall request the senior district judge of the United States District Court of the District of Wyoming to submit a list of five (5) persons. Each party shall alternately strike one name from the list, the first exercise to be determined by lot. The last person remaining on the list shall serve as the third arbiter. Except as otherwise set forth herein, the arbitration shall be held under the rules of the American Arbitration Association. The arbiters shall render their decision in writing not later than thirty days after the matter has been submitted to them, and the decision of a majority of the board of arbiters of the factual dispute shall be binding on the parties. Each party shall bear the expense of preparing and presenting its own case, and the expense of the arbitrators shall be equitably divided between the Owners by the arbitrators.

     7.   UNCONTROLLABLE FORCES.

          Neither party to this Agreement shall be considered to be in default in performance of any obligation hereunder if failure of performance shall be due to uncontrollable forces. The term "uncontrollable forces" means any cause beyond the control of the party affected, including, but not limited to, failure of facilities, flood, earthquake, storm, fire, lightning, epidemic, war, riot, civil disturbance, labor disturbance, sabotage, and restraint by court order or public authority, which by exercise of due foresight such party could not reasonably have been expected to avoid, and which by exercise of due diligence it shall be unable to overcome. A party shall not, however, be relieved of liability for failure of performance if such failure be due to causes arising out of its own negligence or to removable or remediable causes which it fails to remove or remedy with reasonable dispatch. Any party rendered unable to fulfill any obligation by reason of uncontrollable forces shall exercise due diligence to remove such inability with all reasonable dispatch. Nothing contained herein, however, shall be construed to require a party to prevent or settle a strike against its will.

     8.   NOTICES.

          Any notice, demand, or request provided for in this Agreement shall be deemed properly served, given, or made if delivered in person or sent by registered or certified mail, postage paid and return receipt requested, to the person so designated as its authorized representative. The titles and addresses of the authorized representatives hereunder are as follows:

     For BHC:  President
               Black Hills Corporation
               625 Ninth Street
               P. O. Box 1400
               Rapid City, South Dakota  57709

     For MDU:  President
               Montana-Dakota Utilities Co.
               400 North Fourth Street
               Bismarck, ND  58501

     By giving written notice to the other party, a party may change the title and address for the purpose of receiving notice hereunder.

     9.   WAIVER.

          Any waiver by a party of its rights with respect to default under this Agreement, or with respect to any other matter arising in connection with this Agreement, shall not be deemed to be a waiver with respect to any subsequent default or matter. No delay in asserting or enforcing any right hereunder shall be deemed a waiver of such right.

     10.  SEVERABLE OBLIGATIONS.

          Except where specifically stated in this Agreement to be otherwise, the duties, obligations, and liabilities of the parties are intended to be several and not joint or collective. Nothing contained in this Agreement shall ever be construed to create an association, trust, partnership, or joint venture or to impose a trust or partnership duty, obligation, or liability on or with regard to either party. Each party shall be individually and severally liable for its own obligations under this Agreement.

     11.  AMENDMENTS.

          No amendment of this Agreement shall be effective without written approval of each party.

     12.  ASSIGNMENT.

          This Agreement shall not be assigned to any third party without the written consent of the other, and such consent shall not be withheld unreasonably; provided, this Agreement shall inure to and be binding upon the successors in interest of substantially all of the electric properties of the respective parties and, if just MDU's electric system serving the MDU Sheridan Service Territory is sold or transferred to another entity, or condemned through the exercise of eminent domain, to the successor in interest to MDU's electric system serving the MDU Sheridan Service Territory.

     13.  CHOICE OF LAW.

          The parties in their performance of their obligations hereunder shall conform to all applicable laws, rules and regulations and, to the extent that their operations may be subject to the jurisdiction of state or federal regulatory agencies, subject to the terms of valid applicable orders of any of such agencies. This Agreement shall be subject to and be construed under the laws of the State of Wyoming.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph hereof.

                                BLACK HILLS CORPORATION


                                By /s/ Daniel P. Landguth
                                  Its Chief Executive Officer


                                MONTANA-DAKOTA UTILITIES CO., a
                                Division of MDU RESOURCES GROUP,
                                INC.


                                By /s/ Joseph R. Maichel
                                  Its President

 Exhibit A

ANNUAL FIXED COSTS

Introduction

     This Appendix sets forth the elements and techniques to calculate the annual fixed costs of the Combustion Turbine under
Section 4.3 for the Service Term and Section 5.2(b) of the CT
Agreement for the Remaining CT Term.

     The Annual Fixed Cost is the per-MW sum of: (a) initial levelized annual fixed cost, (b) subsequent levelized annual fixed costs (if any), and (c) other fixed annual charges, including but not limited to property taxes, insurance, and taxes other than income tax.

Section A1:  Discussion of Methodology

     Levelized fixed charges are the basis of annual fixed costs hereunder. While actual capital-related charges associated with an investment may vary considerably from year to year, the levelized fixed charge translates these charges into a level annual amount which remains constant over time. The present values of the two streams (varying versus constant) are equal.

     The levelized fixed charge includes three basic components:
(a) return on investment, given a specific capital structure and cost of capital; (b) recovery of investment, given the appropriate depreciation period related to the investment; and
(c) income tax requirements, given tax law considerations. These components are commonly expressed as: (a) interest expense on debt and return required by shareholders; (b) book depreciation; and (c) income taxes incorporating the effects of investment tax credits and tax depreciation.

     An initial levelized annual charge rate will be applied to the original investment of the Combustion Turbine. The rate will be recalculated effective each January 1 only in the event of a change during the preceding calendar year in any of the following: (a) the common equity or (b) income tax law, but not to be applied retroactively.

     Subsequent levelized annual fixed charge rates will be calculated each year to reflect the most current information and will be applied each year to the amount of capital additions, replacements (less credit for net salvage and insurance proceeds, if any) and betterments of the Combustion Turbine completed through the end of the preceding calendar year.

Section A2:  Determination of Annual Fixed Costs

     Annual Fixed Costs will be determined by (a) adding the amounts calculated under Sections A2.1 through A2.5 and (b) dividing the total by the name plate rating of the Combustion
Turbine in MW.

     A2.1. The initial levelized annual fixed charge rate determined annually in accordance with Section A3 of this Exhibit, multiplied by the party's original investment to complete the Combustion Turbine.

     A2.2. The sum for such year of each of the subsequent levelized annual fixed charges determined for each year from the Commercial Date to date. Each subsequent annual levelized fixed charge shall be determined by multiplying (a) the subsequent levelized annual fixed charge rate, as calculated in accordance with Section A3, below, by (b) the party's dollar investment in capital additions, replacements (less credit for net salvage and insurance proceeds, if any), and betterments of the Combustion Turbine, completed during the calendar year immediately preceding establishment of such subsequent levelized annual fixed charge.

     A2.3.  All ad valorem taxes imposed upon the Combustion
Turbine.

     A2.4. Any tax, assessment, payment in lieu of taxes, or other charge imposed by any governmental body assessed or charged against the parties relating to the Combustion Turbine, excluding ad valorem taxes and state and federal income taxes and taxes covered under Section 4.5 of the Agreement.

     A2.5. All insurance premiums incurred related to the Combustion Turbine.

Section A3:  Elements of Levelized Annual Fixed Charge Rates

     A3.1   Capital Structure:  For purposes of calculating
initial levelized annual fixed charge rates and subsequent levelized annual fixed charge rates, the capital structure will remain constant for the duration of this Agreement. The capital structure is:

            Long-Term Debt             55%
            Preferred Stock             5%
            Common Stock Equity        40%

                 Total Capital        100%

     A3.2   Cost of Capital:

            A3.2.1. Long-Term Debt: Bond interest applicable in the calculation of each initial levelized annual fixed charge rate will be the Utility Long Bond Rate in effect within the 12-month period prior to the Commercial Date. Bond interest applicable in the calculation of each subsequent levelized annual fixed charge rate for future capital additions, replacements, or betterments shall be the Utility Long Bond Rate, in effect during the twelve-month period prior to the date of the completion of construction of the capital additions, replacements or betterments for which the subsequent levelized annual fixed charge rate is calculated. For the purposes herein, the Utility Long Bond Rate is the average interest charge on A-rated first mortgage bonds of a term of 20 to 25 years being issued by electric utilities during the period of time for which the calculation is being determined.

            A3.2.2. Preferred Stock. Return on preferred stock applicable in the calculation of each levelized annual fixed charge rate shall be 50 basis points above the Utility Long Bond Rate used to calculate that rate.

            A3.2.3. Common Stock Equity. Return on common stock equity applicable in the calculation of each initial levelized annual fixed charge rate and each subsequent levelized annual fixed charge rate shall be as agreed to by the parties from time to time. In the event the parties are unable to agree to the return on common stock equity, either party may apply to the FERC for resolution of the dispute.

     A3.3   Book Depreciation:  Book depreciation charges shall
be at a straight-line rate based on a twenty-five (25) year life in calculating the initial levelized annual fixed charge rates. Book depreciation charges for subsequent levelized annual fixed charge rates shall be based on the estimated service life.

     A3.4. Income Tax Requirements: Income tax requirements applicable in calculating both initial and subsequent levelized annual fixed charge rates shall be based on the following items; provided, subsequent changes in tax laws shall be incorporated in computing levelized annual fixed charge rates for periods following such tax law change:

            A3.4.1.  The federal corporate income tax rate
     (currently thirty-five percent (35%)).

            A3.4.2. A state corporate income tax rate. Any state corporate income tax rate shall be applied on a composite revenue weighted average in each state in which retail service is provided by the party for which the rate is being determined.

            A3.4.3.  Use of Modified Accelerated Cost Recovery
     System (MACRS) method of tax depreciation.

            A3.4.4. Investment Tax Credits allowed, if any, in accordance with the provisions of the Internal Revenue Code, as amended, regardless of whether a party is able to use such credits.

            A3.4.5. Income taxes shall be computed using the normalization method of accounting.

            A3.4.6. The tax basis will be the actual percentage relationship between book basis and tax basis of the Combustion Turbine.

 EXHIBIT B



                 CONSTRUCTION, OWNERSHIP AND OPERATION AGREEMENT


                                   between


                           Black Hills Corporation


                                     and


                        Montana-Dakota Utilities Co.,
                      a Division of MDU Resources, Inc.























Dated:  September 9, 1994

TABLE OF CONTENTS


1.   RECITALS AND DEFINITIONS

     1.1  Definitions
     1.2  Recitals

2.   OWNERSHIP AND CONSTRUCTION OF COMBUSTION TURBINE

     2.1  Ownership
     2.2  Determination of Site and Construction Term
     2.3  Determination of Design and Engineering
     2.4  Construction Budget
     2.5  Payments for Construction
     2.6  Accounting
     2.7  Close of Account

3.   OPERATOR

     3.1  BHC Operator
     3.2  Operator's Obligations
     3.3  No Assignment of Operator's Duties
     3.4  Agency Authority
     3.5  Work Force
     3.6  Training Program
     3.7  Liens
     3.8  Remedy and Release

4.   USE OF COMBUSTION TURBINE

     4.1  During Service Term
     4.2  During Remaining CT Term
     4.3  After the CT Term
     4.4  Failure of MDU to Schedule
     4.5  Notification
     4.6  Black Hills' System Capacity in Lieu of MDU Schedule
     4.7  Capability Limits
     4.8  Operations

5.   PAYMENTS

     5.1  During the Service Term
     5.2  During the Remaining CT Term
     5.3  After the CT Term
     5.4  Oil and Spare Parts Inventory
     5.5  Payment Schedule

6.   OPERATION AND MAINTENANCE

     6.1  Operating Budget
     6.2  Additional Expenses0

7.   SCHEDULING OF OUTAGES

     7.1  Scheduled Outages
     7.2  Emergency Outages

8.   ACCOUNTING AND REPORTS

     8.1  Records
     8.2  FERC Accounting
     8.3  Audits and Contract Limitation to Make Claim
     8.4  Subchapter K IRC Exclusion

9.   INSURANCE

     9.1  Procurement
     9.2  Waiver of Subrogation

10.  CAPITAL ADDITIONS

     10.1 Determination of Capital Additions
     10.2 Construction of Elective Capital Addition
     10.3 Construction of Capital Addition
     10.4 Payment
     10.5 Budget for Additions

11.  LICENSES AND PERMITS

12.  LIABILITIES

     12.1 Mutual Release
     12.2 Construction Damage Losses

13.  DEFAULTS

     13.1 Written Demand
     13.2 Default
     13.3 Dispute Notification
     13.4 Arbitration of Disputes
     13.5 Remedy for Default
     13.6 Interest
     13.7 Additional Remedies
     13.8

14.  UNCONTROLLABLE FORCES

15.  WAIVER OF RIGHT TO PARTITION

16.  TRANSFER AND ASSIGNMENTS:  SECURED INTERESTS

17.  OBLIGATIONS ARE SEVERAL

18.  ARBITRATION

19.  APPLICABLE LAW AND REGULATIONS

20.  NOTICES

21.  ADDITIONAL DOCUMENTS

22.  END OF COMBUSTION TURBINE

23.  TERM

24.  OPTION AND RIGHT OF FIRST REFUSAL

     24.1 Right to Cause BHC to Purchase Combustion Turbine
     24.2 BHC's Right of First Refusal
     24.3 Sale Subject to Agreement

25.  MISCELLANEOUS

     25.1 Headings
     25.2 Singular/plural
     25.3 No Third-Party Beneficiaries
     25.4 Amended Only By Executed Writing

EXHIBIT B


CONSTRUCTION, OWNERSHIP AND OPERATION AGREEMENT


     This Construction, Ownership and Operation Agreement, dated as of September 9, 1994, is entered into between BLACK HILLS CORPORATION, a South Dakota corporation, doing business as Black Hills Power and Light Company, and Montana-Dakota Utilities Co., a Division of MDU RESOURCES GROUP, INC., a Delaware corporation.

     1.   RECITALS AND DEFINITIONS.

          1.1 Definitions. The following capitalized words and phrases when used in this Agreement shall have the respective meanings as follows:

          "Additions and Replacements" are additions and replacements of portions or all of the Combustion Turbine as the Operator may determine during the Term in the application of Prudent Utility Practice to cause the Combustion Turbine to be operational and in compliance with law. Additions and Replacements are those additions and replacements which would under generally accepted accounting principles be capitalized.

          "Agreement" is this Construction, Ownership and Operation Agreement.

          "BHC" is Black Hills Corporation, one of the parties to this Agreement.

          "Capital Additions" means additions, betterments and replacements to the Combustion Turbine necessary to assure design capability and reliability or that are required by law, or by order or regulation of a governmental agency having jurisdiction.

          "Capital Retirements" means those physical elements of the Combustion Turbine removed from service or used with the intent that the item so removed will not be placed back into service.

          "Combustion Turbine" is a combustion turbine to be fired either with fuel oil and/or natural gas of an approximate name plate size of 70 megawatts.

          "Commercial Date" is the date the Combustion Turbine is in commercial operation under Prudent Utility Practice. The
     Commercial Date shall be the first day of a calendar month.

          "Construction" means all activities necessary for planning, engineering, acquisition and erection of the Combustion Turbine and of Capital Additions and Elective Capital Additions thereto.

          "Costs of Construction" are all costs allocable to Construction (excluding costs of fuel and allowance for funds used during construction), after giving appropriate consideration to credits relating to such costs and proceeds from dispositions of surplus property. Without limiting the generality of the foregoing, such costs shall include:

          (a) All costs of preliminary site investigation and development costs, land acquisition, architectural and engineering services, labor, materials, equipment, supplies, operator and other personnel training, testing, permits and licenses, legal services, Capital Additions and Elective Capital Additions;

          (b) Payroll of Operator's employees, including fringe benefits, allocated on an actual time basis including related fringe benefits and payroll taxes;

          (c) Traveling expenses including use of Operator's transportation equipment;

          (d)  All costs of insurance obtained pursuant to
     Section 9 hereof and applicable to Construction;

          (e) All costs relating to injury and damage claims arising out of Construction less proceeds of insurance maintained in accordance with Section 9 hereof or insurance under any contract for Construction entered into pursuant to Section 2 or
     Section 10 hereof; and

          (f) All federal, state and local taxes and payments in lieu of taxes legally required to be paid in connection with Construction, except any tax or payment in lieu of taxes assessed or charged directly against any individual Owner unless such tax or payment was assessed or charged to the individual Owner on behalf of the Combustion Turbine.

          "CT Term" is a period of time commencing with the Commercial Date and terminating ten years thereafter.

          "Elective Capital Additions" means additions, betterments and replacements to the Combustion Turbine that are not Capital Additions.

          "Fuel Costs" are the costs of fuel oil or natural gas acquired to fuel the Combustion Turbine.

          "MDU" is Montana-Dakota Utilities Co., a Division of
     MDU Resources Group, Inc., one of the parties to this Agreement.

          "Net Generating Capability" is the total amount of electrical energy which the Combustion Turbine is capable of generating, due allowance being made for legal, regulatory or physical constraints then obtaining, less the amount used in the production thereof, as determined at any time by the Operator.

          "Operating Expenses" are all expenses incurred in or relating to the operation and maintenance of the Combustion
     Turbine, including, but not limited to:

          (a) Payroll of Operator's employees (including fringe benefits), allocated on an actual time basis including related fringe benefits and payroll taxes;

          (b) Materials and supplies, including related purchasing and handling costs, spare parts inventory and costs of acquiring and maintaining fuel oil inventory;

          (c) Traveling expenses, including use of Operator's transportation equipment;

          (d) All costs relating to injury and damage claims arising out of operation and maintenance of the Combustion
     Turbine less proceeds of insurance maintained in accordance with
     Section 9 hereof.

          (e)  Auxiliary power costs;

          (f) All federal, state or local taxes and payments in lieu of taxes (legally required to be paid in connection with the operation of the Combustion Turbine) except any tax, or payment in lieu of taxes, assessed or charged directly against an individual Owner unless such tax or payment was assessed or charged to the individual Owner on behalf of the Combustion Turbine; and

          (g) Administrative and general expenses in an amount equal to a percentage of the total expenses detailed in paragraphs (a) through (g), but not including premium cost for insurance procured pursuant to Section 9. The applicable percentage shall be established annually on the basis of the previous year's actual expenses. The percentage shall be a ratio, the numerator of which is the Operator's administrative and general expenses and the denominator of which is the Operator's utility direct expenses to which such administrative and general expense applies.

          "Operator" is BHC or MDU if BHC sells its interest in the Combustion Turbine, and MDU exercises the option to become the Operator as provided at Section 3.3.

          "Owners" are BHC and MDU.

          "Owners Committee" is a committee composed of two persons, one to be designated to serve from time to time by each party to this Agreement.

          "Percentage Share" is each party's respective ownership interest in the Combustion Turbine as set forth at Section 2.1.

          "Power Agreement" is the Power Integration Agreement, dated as of the same date of this Agreement and entered into between BHC and MDU.

          "Prudent Utility Practice" at any particular time means either (a) any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry prior thereto or (b) any of the practices, methods or acts, which, in the exercise of reasonable judgment in the light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at the lowest reasonable cost consistent with reliability, safety and expedition. Prudent Utility Practice is not intended to be limited to the optimum practice, method or act, to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts. Prudent Utility Practice shall also include those practices, methods and acts that are required by applicable laws and final orders or regulations of regulatory agencies having jurisdiction.

          "Remaining CT Term" is that period of time commencing at the end of the Service Term and ending on the last day of the CT Term.

          "Term" commences with the Commercial Date and terminates at a date the Combustion Turbine as originally constructed, reconstructed, or added to is not, or cannot be made, capable of producing electricity consistent with Prudent Utility Practice or the requirements of governmental agencies having jurisdiction, plus any time required for ending the Combustion Turbine pursuant to Section 22; provided, the Term shall end earlier at the close of the sale transaction if BHC purchases MDU's interest in the Combustion Turbine under Section 24 or by agreement of the parties.

          If the duration of any term or condition of this Agreement shall be subject to the rule against perpetuities or a similar or related rule, then the effectiveness of such term or condition shall not extend beyond (a) the maximum period of time permitted under such rule or (b) the specific applicable period of time expressed in this Agreement, whichever is shorter. For purposes of applying the rule against perpetuities or a similar or related rule, the measuring lives in being shall be those of the officers and directors of BHC and MDU shown in their respective 1993 annual reports, together with all such listed persons' children and grandchildren living on the date of execution of this Agreement. As used herein, the terms "children" and "grandchildren" shall have their primary generally accepted meaning of descendants, including persons who are legally adopted.

     Other capitalized terms and phrases used in this Agreement that are not otherwise defined herein but are defined in the Power Agreement shall have the same meaning as set forth in the Power Agreement.

          1.2 Recitals. The Power Agreement provides for BHC supplying electric capacity and energy to MDU for its MDU Sheridan Service Territory, and under the terms thereof, the Combustion Turbine may be constructed at a time to be determined by BHC to provide for capacity to Black Hills' System and to allow MDU to provide a portion of the capacity for its MDU Sheridan Service Territory from an interest in the Combustion Turbine. This Agreement sets forth the terms of the construction, ownership and operation of the Combustion Turbine.

     2.   OWNERSHIP AND CONSTRUCTION OF COMBUSTION TURBINE.

          2.1  Ownership.  Each party shall own as its Percentage
     Share an undivided 50 percent interest in the Combustion Turbine.

          2.2 Determination of Site and Construction Term. BHC shall determine the site of the Combustion Turbine; provided, the site shall be within the service territory of BHC as it exists at this time, or within a 20-mile radius thereof, or the MDU Sheridan Service Territory. In its sole discretion, BHC shall determine the time the Construction is to take place and the Commercial Date.

          2.3 Determination of Design and Engineering. BHC shall determine the design and engineering of the Combustion Turbine; provided, that the design and engineering shall first be presented to the Owners Committee in time for a thorough review by both parties. BHC shall take into consideration all comments of members of the Owners Committee before determining the final design and engineering of the Combustion Turbine and shall make its decision based on Prudent Utility Practices.

          2.4 Construction Budget. As soon as BHC determines the timing of the Construction of the Combustion Turbine, BHC shall submit to the Owners Committee for its comments a budget setting forth an estimate of amounts expected to be expended for Costs of Construction and an estimated cash flow schedule for each calendar quarter during Construction.

          2.5 Payments for Construction. The Operator shall periodically notify MDU a reasonable period of time in advance, as determined from time to time by the Operator, or in the event of an emergency as soon as practicable, of expenditures for Costs of Construction and the required payment schedule. Whether or not such amounts are specified in a budget, each Owner shall pay its Percentage Share of such amounts as needed so that the Operator will have funds available to pay Construction Costs.

          2.6 Accounting. On or before the 26th day of each month, the Operator shall render to MDU a statement showing for the preceding calendar month all Costs of Construction incurred by the Operator during such preceding month. Any variance between such statement of actual Costs of Construction and the amounts deposited by the Owners in the previous month shall be added to or deducted from the respective Owner's obligations for such Costs of Construction in the month or months succeeding the issuance of such statement.

          2.7 Close of Account. Within a reasonable time after the Commercial Date as is reasonably possible, the Operator shall make a final accounting of all Construction Costs for the initial Construction.

     3.   OPERATOR.

          3.1 BHC Operator. BHC shall be the Operator of the Combustion Turbine on behalf of and for the account of Owners subject to the terms, conditions and covenants contained in this Agreement. Except as otherwise herein provided, the Operator, as agent for and on behalf of Owners, shall construct, operate and maintain the Combustion Turbine, hire all Combustion Turbine personnel, and pay all Costs of Construction and Operating Expenses.

          3.2 Operator's Obligations. BHC accepts the appointment as Operator and agrees that it will construct, operate and maintain the Combustion Turbine in accordance with Prudent Utility Practice, and any applicable laws, regulations, orders, permits and licenses, now or hereafter in effect, of any governmental authority.

          3.3 No Assignment of Operator's Duties. Unless MDU shall give its consent in writing, the Operator shall not assign its responsibility as Operator to any person except in connection with an assignment of its entire Percentage Share. In the event BHC sells its interest in the Combustion Turbine to another entity, BHC shall give written notice to MDU of such sale, and MDU shall thereupon have the option to become the Operator of the Combustion Turbine and thereby enure to all rights and assume all obligations of the Operator under this Agreement. MDU may exercise the option by giving BHC written notice thereof within 60 days of the receipt of notice of the sale.

          3.4 Agency Authority. Operator is hereby granted and shall have the power to exercise authority to do everything necessary, proper and usual, in the ordinary course of business, for effecting the purpose of its agency, including, but not limited to, the power to enter into contracts with third parties for and on behalf of the Owners, the power to make and receive payments, the power to initiate, compromise or settle claims with third parties, the power to act as agent in its own name, and the power to appoint subagents. The grant of such agency powers to Operator shall remain in effect until the end of the Term.

          3.5 Work Force. The Operator shall maintain a force of able and efficient manpower. The work force will be employed in the classifications necessary to construct, operate and maintain the Combustion Turbine. The Operator shall negotiate any contracts entered into with unions and set wage scales for nonunion personnel.

          3.6 Training Program. Operator shall maintain a training program to assure the availability of qualified personnel for Construction, operation and maintenance of the Combustion Turbine. If such training program utilizes facilities of the Operator other than Combustion Turbine, the costs of such training shall be allocated on an equitable basis to either Costs of Construction or Operating Expenses.

          3.7 Liens. Operator shall pay promptly all sums due employees or due any governmental or other agency on their behalf or on account of their employment and shall not permit any material or labor claims to be filed against the property of the Owners, other than claims that are being contested in good faith.

          3.8 Remedy and Release. Except for Operator's gross negligence, the sole remedy of MDU for failure by BHC to operate and maintain the Combustion Turbine in accordance with this
     Section 3 shall be to obtain specific performance of the obligations set forth herein. MDU waives all rights for damages for any such failure, except for Operator's gross negligence, and releases BHC from all liability caused directly or indirectly from such failure.

     4.   USE OF COMBUSTION TURBINE.

          4.1 During Service Term. During the Service Term as set forth in the Power Agreement, BHC is entitled to schedule for its purposes all capacity and energy from the Combustion Turbine, and MDU shall have no rights to such capacity and energy but shall be entitled to payments as provided at Section 4.3 of the Power Agreement.

          4.2 During Remaining CT Term. MDU shall have an option, to be exercised before December 31, 2006 by written notice to BHC, to have the right to schedule for its purposes during the Remaining CT Term up to, but not to exceed, its Percentage Share of the Net Generating Capability; and BHC shall have the right to schedule for its purposes its Percentage Share.

     If MDU fails to exercise that option, BHC is entitled to schedule all capacity and energy from the Combustion Turbine during the Remaining CT Term, and MDU shall have no rights to such capacity and energy but shall be entitled to payments as provided at
     Section 5.2(b)(ii).

          4.3 After the CT Term. After the CT Term and for the balance of the Term of this Agreement, each party shall have the right to schedule for its purposes up to, but not to exceed, its Percentage Share of the Net Generating Capability.

          4.4 Failure of MDU to Schedule. During the Term, BHC shall have the right to schedule for its purposes any Net
     Generating Capability MDU could have scheduled, but did not, under Sections 4.2 and 4.3.

          4.5 Notification. MDU shall provide BHC through its dispatchers its estimated hourly schedule of generation up to its authorized amount in a timely fashion as normally required by Prudent Utility Practice.

          4.6  Black Hills' System Capacity in Lieu of MDU
     Schedule. At any time MDU schedules capacity and energy as authorized herein, BHC may as an alternative to operating the Combustion Turbine furnish MDU the scheduled capacity and energy from Black Hills' System delivered at the Combustion Turbine. In that event, MDU shall pay BHC the Fuel Costs that would have been consumed to comply with MDU's schedule.

          4.7 Capability Limits. The Operator shall determine the operating limits and operating capability of the Combustion Turbine and shall promptly notify MDU of any change therein.

          4.8 Operations. The Operator shall, subject to unscheduled outages, operate the Combustion Turbine as scheduled by the Owners and shall hold deviations from schedule to a minimum. Unless otherwise agreed among the Owners, actual generation shall be apportioned between the Owners in proportion to the generation schedules of the respective Owners.

     5.   PAYMENTS.

          5.1 During the Service Term. During the Service Term, the obligations of each party are set forth in Section 4.3 of the Power Agreement.

          5.2  During the Remaining CT Term.  During the
     Remaining CT Term, the obligation of each party to pay costs are as follows:
               (a)    If MDU exercises its option granted at
         Section 4.2, each of the Owners shall pay its respective
         Percentage Share of the Operating Expenses, and the Fuel Costs for the fuel consumed to generate the capacity and energy scheduled by it.

               (b) If MDU does not exercise its option granted at Section 4.2, BHC shall pay (i) all Operating Expenses and Fuel Costs; and (ii) MDU Annual Fixed Costs per megawatt for MDU's interest in the Combustion Turbine.

          5.3 After the CT Term. After the CT Term and during the balance of the Term of this Agreement, each of the Owners shall pay its respective Percentage Share of the Operating Expenses and shall pay the Fuel Costs for the fuel consumed to generate the capacity and energy scheduled by it.

          5.4 Oil and Spare Parts Inventory. MDU shall pay Black Hills its Percentage Share of the fuel oil and spare parts inventory maintained for the Combustion Turbine at the following time:

               (a)    If MDU exercises its option granted at
          Section 4.2, the payment shall be made on the first day of the Remaining CT Term.

               (b) If MDU does not exercise its option granted at Section 4.2, the payment shall be made on the last day of the Remaining CT Term.

          5.5 Payment Schedule. During those months MDU is obligated to pay its Percentage Share of Operating Expenses and Fuel Costs and based upon invoices rendered by BHC, MDU shall pay the Operator by the 15th day of each month an amount equal to the estimated obligation for MDU that month for Operating Expenses and Fuel Costs.

          On or before the fifth business day of each month, the Operator shall render to MDU an invoice showing for the preceding calendar month all Operating Expenses and Fuel Costs incurred by the Operator during such preceding month and the amounts thereof MDU is obligated to pay. Any variance between such statement and the estimated amounts previously paid by MDU for that month shall be added to or deducted from MDU's obligation for succeeding months. MDU shall pay the invoice by the 15th day of the month the invoice is rendered. Interest at Chemical Bank's prime rate shall be added to underpayments and deducted from overpayments of estimated amounts. During those months BHC is obligated to pay MDU Annual Fixed Costs, BHC shall pay MDU one-twelfth of the Annual Fixed Cost each month by the 15th day of the month for which the payment is being made.

     6.   OPERATION AND MAINTENANCE.

          6.1 Operating Budget. On or before October 1 of each year, the Operator shall submit to the Owners Committee for its comments a budget of its estimate of Operating Expenses by calendar months for the operating year beginning January 1 next following. Such comments shall be provided no later than December 1 in any such year. After taking into account all comments of both members of the Owners Committee, the final budget shall be determined by BHC. Each budget shall include such items of expenditures for replacement and repair of the Combustion Turbine as are normal to projects of a similar character and shall provide an adequate contingency item for emergency repairs and replacements. BHC will submit to the Owners Committee any budget revision which changes the budget by 10% or more during any calendar year which MDU shall promptly consider. After taking into account all comments of both members of the Owners Committee, the final budget revision shall be determined by BHC.

     The Owners recognize that it will be necessary for continued operation of the Combustion Turbine, or to maintain the Combustion Turbine in operable condition, that the Operator be in a position to meet commitments for payroll, repairs and replacements, materials and supplies, services and other expenses of a continuing nature in order that it may fulfill its obligations as Operator under this Agreement. Accordingly, notwithstanding any of the provisions of this Section, the Operator, on behalf of the Owners, may make all expenditures in the normal course of business or in an emergency, as necessary for the proper and safe operation and maintenance of the Combustion Turbine and the Owners will advance or reimburse their respective Percentage Share of such expenditures when provided in this Agreement.

           6.2 Additional Expenses. To the extent not set forth in the annual budget, the Operator will provide, not later than the first of each month, a schedule of payments to be made of Operating Expenses in such month. The Operator may, during the month, notify MDU of additional dates or additional amounts, if unanticipated obligations are incurred.

     7.   SCHEDULING OF OUTAGES.

          7.1 Scheduled Outages. Scheduled outages for maintenance shall be as required by the manufacturers' applicable conditions of sale and delivery of the affected facilities and equipment. Maintenance shall be in such month and year and for such periods of time as shall be determined by (i) the Operator during the period of time that MDU has no right to schedule capacity and energy from the Combustion Turbine, and (ii) by the agreement of both members of the Owners Committee during that period of time that MDU has the right to schedule capacity and energy from the Combustion Turbine. The Operator shall submit all proposed scheduled maintenance outage periods to the Owners Committee at least once a year with a sufficient lead time to allow both members of the Owners Committee to respond to BHC before the final maintenance schedule is determined.

          7.2 Emergency Outages. In the event of emergency outages, or forced outages, or reductions in Combustion Turbine for any reason, the Operator shall determine a normal schedule for repair or replacement or other restoration.

     8.   ACCOUNTING AND REPORTS.

          8.1 Records. The Operator shall keep adequate records of Project Construction and operations, including records necessary to reflect the efficiency of Project operations and maintenance programs, and to record generation of power, and shall keep other records as required by regulatory authorities. All records shall be made available for inspection by the Owners as desired and copies shall be furnished the Owners upon request.

          8.2 FERC Accounting. All accounts shall be kept so as to permit conversion to the system of accounts prescribed for electric utilities by the FERC, or any successor commission, but the manner in which accounts are kept pursuant to this Agreement is not intended to be determinative of the manner in which they are treated in the books of account of the Owners.

          8.3 Audits and Contract Limitation to Make Claim. MDU may request the Operator from time to time, but no more than once a year, to cause all books and records to be audited by MDU's internal auditing staff or by independent Certified Public Accountants of national reputation selected by Operator with the approval of MDU, which approval shall not be unreasonably withheld. Copies of such audits shall be supplied to each Owner.

     The cost of such independent auditors shall be shared equally by the parties.

          Each party waives any claim against the other party for any incorrect payments under this Agreement if notice of such claim is not given the other party within two years after the incorrect payments were made.

          8.4 Subchapter K IRC Exclusion. Operator shall prepare and the Owners shall make the appropriate election under regulations promulgated under Section 761 of the Internal Revenue Code to have the organization which the Owners may be deemed to comprise excluded from the provisions of Subchapter K of the Code.

     9.   INSURANCE.

          9.1 Procurement. The Operator shall procure at the earliest practicable time and thereafter maintain in effect at all times hereinafter provided, to the extent available at reasonable cost and in accordance with standards prevailing in the utility industry for projects of similar size and nature, adequate insurance coverage of the Combustion Turbine with responsible insurers, with each Owner as a named assured as its respective interests may appear, to protect and insure against: employer's liability, public liability for bodily injury and property damage, all risks of physical damage to property or equipment, including transportation and installation perils, and such other insurance as the Owners deem necessary, with reasonable limits and subject to appropriate exclusions, and deductibles.

          9.2 Waiver of Subrogation. Each Owner shall ensure that each of its policies of insurance that may be applicable to any claims arising in connection with the Project shall include broad-form contractual coverage or contain a waiver of the insurer's rights of subrogation against, or name as additional assureds, the other Owner and its respective agents and employees. To the extent permitted by its insurance policies, each Owner waives any rights of subrogation against the other Owner, its agents and employees, for losses, costs, damages, or expenses arising out of the Construction, operation, maintenance, reconstruction or repair of the Project.

     10.  CAPITAL ADDITIONS.

          10.1 Determination of Capital Additions. After timely notifying the Owners Committee and taking into account all comments from both members of the Owners Committee, BHC shall determine the necessity of a Capital Addition or an Elective Capital Addition. The Operator shall prepare and deliver to the Owners Committee a cost estimate of such Capital Addition, or Elective Capital Addition.

          10.2 Construction of Elective Capital Addition. If the Owners agree, the Operator shall proceed with construction of an Elective Capital Addition, with the costs thereof to be borne by the Owners in proportion to their Percentage Shares. Without Agreement the Operator shall proceed with an Elective Capital Addition at the request of an Owner at such Owner's sole cost; provided that such Elective Capital Addition does not diminish the entitlement or increase the costs of the other Owner.

          10.3 Construction of Capital Addition. The Operator shall proceed with construction of a Capital Addition with the costs thereof to be borne by the Owners in proportion to their Percentage Shares.

          10.4 Payment. The Operator shall notify MDU not less than 20 days in advance of a required Capital Addition payment, and MDU shall make payments to the Operator at the time when the Operator needs such funds to pay the costs of Construction of the Capital Addition.

          10.5 Budget for Additions. On or before October 1 of each year, Operator shall submit to the Owners Committee a budget of its estimate of expenditures required to be made for Capital Additions or Elective Capital Additions pursuant to this section, for the calendar year beginning January 1 next following. Issuance and receipt of such budget shall not obligate either Owner to proceed with construction of such additions or bear the costs thereof, other than pursuant to the provisions of this
     Section 10.

     11.  LICENSES AND PERMITS.

          Upon the expiration of any licenses or permits required for the operation of the Combustion Turbine, or should any additional or further licenses or permits be required, the Owners agree to file timely applications for a new or further license or permit, as the case may be, to be held as tenants in common in the undivided interests set forth hereinabove.

     12.  LIABILITIES.

          12.1 Mutual Release. Each of the Owners releases the other and its agents and employees from liability for any claims for loss or damage, including claims for consequential loss or damage, arising out of the ownership, Construction, operation, maintenance or repair of the Combustion Turbine, due to negligence, excluding gross negligence, including but not limited to loss of use and loss of profit.

          12.2 Construction Damage Losses. Any loss, cost, liability, damage and expense to the Owners or either of them, arising out of the Construction of the Combustion Turbine and based upon injury to or death of persons or damage to or loss of property including the Combustion Turbine or other property of Owners and other persons, to the extent not covered by collectible insurance, shall be charged to Costs of Construction.

     13.  DEFAULTS.

          13.1 Written Demand. Upon failure of an Owner to make or cause to be made any payment when due, or to perform or cause to be made or performed any other obligation to be made or performed, the other Owner may make written demand upon said Owner for such payment or performance.

          13.2 Default. If the failure of an Owner is to make a payment when due and such failure is not cured within five (5) days from the date of a demand made pursuant to Section 13.1, it shall constitute a default at the expiration of such period.

          13.3 Dispute Notification. If an Owner shall dispute a default asserted against it, then such Owner shall timely make or cause to be made payment of any sums in dispute or perform the obligation in dispute but may do so under protest. Such protest shall be in writing, shall specify the reasons upon which the protest is based and a copy thereof shall be mailed to the other Owner. Upon resolution of such dispute, the payments advanced or made between Owners, as in this paragraph provided, shall be adjusted appropriately.

          13.4 Arbitration of Disputes. All disputes referred to in Section 13.3 above shall be submitted to arbitration pursuant to Section 18 to determine the extent, if any, of the obligation of the Owner disputing such default. If payment or performance is timely made under protest, an act of default shall not be deemed to have occurred.

          13.5 Remedy for Default. In the event that an Owner is in default because of failure to make payments when due, then the following shall occur during the period such Owner is in default unless the nondefaulting Owner elects otherwise in writing:

          The defaulting Owner's Percentage Share of the output of the Project shall be deemed to be assigned to the Operator on behalf of the nondefaulting Owner during the period of default and may be sold by the Operator and the proceeds applied to the amounts owed by the defaulting Owner pursuant to the Project Agreements.

     In the event of a default, the nondefaulting Owner is authorized to execute, deliver and file such notices, demands, agreements, consents, financing statements, applications and other documents as are necessary or appropriate to implement the provisions of this subsection to the full extent legally possible. In the event that any of the provisions of this subsection are waived by the nondefaulting Owner or are held to be unenforceable by competent authority, then the remaining provisions shall be severable and in full force and effect.

          13.6 Interest. Payments not made when due by an Owner may be advanced by the other Owner and, if so advanced, shall bear simple interest at the rate of 125% of Chemical Bank's prime rate in effect during the period of delinquency.

          13.7 Additional Remedies. In addition to the rights granted in this Section 13, any nondefaulting Owner may take any action, at law or in equity, including an action for specific performance, to enforce this Agreement and to recover for any loss, damage or payment advances, including attorneys' fees in all trial and appellate courts and collection costs incurred by reason of such default.

          13.8 Section 13.5 shall not create an encumbrance prior to the lien of any existing mortgage, loan or credit agreement of either Owner except to the extent permitted thereunder.

     14.  UNCONTROLLABLE FORCES.

          No Owner shall be considered to be in default in the performance of any of its obligations hereunder, other than obligations of such Owner to pay costs and expenses, if failure of performance shall be due to uncontrollable forces. The term "uncontrollable forces" shall mean any cause beyond the control of the Owner failing to perform, and which, by the exercise of reasonable diligence, such Owner is unable to overcome, and shall include but not be limited to an act of God, fire, flood, explosion, strikes, labor disputes, labor or materials shortages, sabotage, an act of the public enemy, civil or military authority, including court orders, injunctions, and orders of government agencies with proper jurisdiction prohibiting acts necessary to performance hereunder or permitting any such act only subject to unreasonable conditions, insurrection or riot, an act of the elements, failure of equipment, inability to obtain or ship materials or equipment because of the effect of similar causes on suppliers or carriers or failure of any governmental agency to timely act. Nothing contained herein shall be construed so as to require an Owner to settle any strike or labor dispute in which it may be involved. Any Owner rendered unable to fulfill any obligation by reason of uncontrollable forces shall exercise due diligence to remove such inability with all reasonable dispatch.

     15.  WAIVER OF RIGHT TO PARTITION.

          So long as the Combustion Turbine or any part thereof as originally constructed, reconstructed or added to is used or useful for the generation of electric power and energy, or to the end of the period permitted by applicable law, whichever first occurs, the Owners waive their right to partition whether by partition in kind or sale and division of the proceeds thereof, and agree that they will not resort to any action at law or in equity to partition and further waive the benefit of all laws that may now or hereafter authorize such partition of the properties comprising the Combustion Turbine. It is agreed that this covenant shall be deemed to run with the land.

     16.  TRANSFER AND ASSIGNMENTS:  SECURED INTERESTS.

          All or any part of the interest of each Owner in the Combustion Turbine or any part thereof may be transferred and assigned as follows, but not otherwise:

          (a) To any mortgagee, trustee, or other secured party, as security for bonds or other indebtedness of such Owner, present or future, and such secured party may transfer or assign the interest given as security pursuant to or in lieu of, a foreclosure of the lien (or the exercise of power of sale) held by such secured party, provided that the transferee or assignee assumes all the duties and obligations of the Owner making the transfer or assignment.

          (b) To any person in the electric utility business into which or with which the Owner making the transfer may be merged or consolidated or to which the Owner transfers substantially all of its assets.

          (c) To any person the stock or ownership of which is wholly owned by the Owner making the transfer.

          (d) To any other person with a written consent of the other Owner.

          (e) By MDU to any person after complying with the conditions of Section 24.

     17.  OBLIGATIONS ARE SEVERAL.

          The duties, obligations and liabilities of the Owners hereunder are intended to be several and not joint or collective and no Owner shall be jointly or severally liable for the acts, omissions, or obligations of the other Owner. Nothing herein contained shall be construed to create an association, joint venture, partnership, or impose a partnership duty, obligation or liability, between the Owners. No Owner shall have a right or power to bind the other Owner without its express written consent, except as expressly provided in this Agreement.

     18.  ARBITRATION.

          If any dispute arises under this Agreement as to any factual matter, the parties shall submit the factual dispute to a board of three arbiters, one to be selected by each party and the parties to agree on the selection of a third arbiter. If the parties are unable to agree on the third arbiter, the parties shall request the senior district judge of the United States District Court of the District of Wyoming to submit a list of five (5) persons. Each party shall alternately strike one name from the list, the first exercise to be determined by lot. The last person remaining on the list shall serve as the third arbiter. Except as otherwise set forth herein, the arbitration shall be held under the rules of the American Arbitration Association. The arbiters shall render their decision in writing not later than thirty days after the matter has been submitted to them, and the decision of a majority of the board of arbiters of the factual dispute shall be binding on the parties. Each party shall bear the expense of preparing and presenting its own case, and the expense of the arbitrators shall be equitably divided between the Owners by the arbitrators.

     19.  APPLICABLE LAW AND REGULATIONS.

          The Owners in their performance of their obligations hereunder shall conform to all applicable laws, rules and regulations and, to the extent that their operations may be subject to the jurisdiction of state or federal regulatory agencies, subject to the terms of valid and applicable orders of any such agencies. This Agreement shall be subject to the laws of the State of South Dakota.

     20.  NOTICES.

          Any notice, demand, or request provided for in this Agreement shall be deemed properly served, given, or made if delivered in person or sent by registered or certified mail, postage paid and return receipt requested, to the person so designated as its authorized representative. The titles and addresses of the authorized representatives hereunder are as follows:

     For BHC:  President
               Black Hills Corporation
               625 Ninth Street
               P. O. Box 1400
               Rapid City, South Dakota  57709

     For MDU:  President
               Montana-Dakota Utilities Co.
               400 North Fourth Street
               Bismarck, North Dakota  58501

     By giving written notice to the other party, a party may change the title and address for the purpose of receiving notice hereunder.

     21.  ADDITIONAL DOCUMENTS.

          Each Owner, upon request by the other Owner, shall make, execute and deliver any and all documents reasonably required to implement the terms of this Agreement.

     22.  END OF COMBUSTION TURBINE.

          When in the agreement of both members of the Owners Committee the Combustion Turbine can no longer be made capable of producing electricity consistent with Prudent Utility Practice or the requirements of governmental agencies having jurisdiction, or when part or all of the Combustion Turbine is removed from service, Operator shall sell all salable parts of the portion of the Combustion Turbine being removed from service to the highest bidders; provided, however, if the entire Combustion Turbine is being removed from service and if Operator should determine that the Combustion Turbine will bring a greater amount at salvage if sold as a unit than it would if it were dismantled and the salable parts removed and sold, then Operator may sell the Combustion Turbine as a unit to the highest bidder. After deducting all costs of ending the Combustion Turbine, including, without limiting the generality of the foregoing, the cost of decommissioning, razing all structures and disposing of the debris and meeting all applicable requirements of law, Operator shall close any remaining Combustion Turbine accounts and, if there are net proceeds, distribute to each Owner its Percentage Share of such proceeds. In the event such costs of ending the Combustion Turbine exceed available funds, each Owner shall pay its Percentage Share of such excess as incurred.

     23.  TERM.

          This Agreement shall continue for the Term.

     24.  OPTION AND RIGHT OF FIRST REFUSAL.

          24.1 Right to Cause BHC to Purchase Combustion Turbine.
     MDU shall have an option to cause BHC to purchase MDU's interests in the Combustion Turbine as of the last date of the CT Term.
     The purchase price to be paid by BHC to MDU shall be the original cost depreciated of MDU's interests therein (including any fuel oil and spare parts inventory owned by MDU) as determined by generally accepted accounting principles. MDU may exercise its option by giving BHC written notice thereof on or before the last day of the Service Term. Upon the payment of the purchase price, MDU shall transfer to BHC title to its interests in the Combustion Turbine free of any liens or encumbrances caused or created by MDU through its mortgage indentures or otherwise.

          24.2 BHC's Right of First Refusal. If MDU does not exercise its option to cause BHC to purchase its interest in the Combustion Turbine as of the end of the CT Term as provided in
     Section 24.1, MDU may sell its interest therein at any time after the CT Term; provided, before MDU may sell its interest to an entity other than BHC, MDU must first offer BHC in writing a right of first refusal. Within 90 days following the receipt of the right of first refusal, BHC shall have an option to acquire MDU's interest in the Combustion Turbine at a purchase price equal to MDU's original cost depreciated as determined by generally accepted accounting principles. BHC's option shall be exercised by written notice to MDU. If BHC fails to exercise its option, MDU may sell its interest in the Combustion Turbine to any other entity.

          24.3 Sale Subject to Agreement. The purchaser of MDU's interest in the Combustion Turbine shall be bound by the terms and provisions of this Agreement, and BHC shall retain all of its rights to the operation, control and capacity and energy output of the Combustion Turbine as set forth in this Agreement.

     25.  MISCELLANEOUS.

          25.1 Headings. The headings of the Sections of this Agreement are inserted for convenience of reference only and shall not affect the meaning or construction thereof.

          25.2 Singular/plural. The singular of any term in this Agreement shall encompass the plural and the plural the singular, unless the context otherwise indicates.

          25.3 No Third-Party Beneficiaries. This Agreement is made solely for the benefit of the Owners, and is not, and shall not be construed to be, made for the benefit of any person not a party hereto.

          25.4 Amended Only By Executed Writing. This Agreement shall not be amended except by written instrument executed, acknowledged and delivered by each of the Owners.

          IN WITNESS WHEREOF, the Owners have executed this Agreement in duplicate.
                                BLACK HILLS CORPORATION



                                By /s/ Daniel P. Landguth
                                  Its Chief Executive Officer


                                MONTANA-DAKOTA UTILITIES CO., a
                                Division of MDU RESOURCES GROUP,
                                INC.



                                By /s/ Joseph R. Maichel
                                  Its President